Exhibit 8.1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

May 24, 2012

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Ladies and Gentlemen:

We have acted as tax counsel to Raymond James Financial, Inc. (the “Corporation”), a Florida corporation, in connection with the filing of a shelf registration statement on Form S-3 by the Corporation (the “Registration Statement”). The Registration Statement registers an unspecified aggregate amount of securities which may be issued by the Corporation.

We hereby confirm that, although the discussion set forth under the heading “U.S. federal income tax considerations” in the prospectus filed with the Registration Statement does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the securities described in the prospectus, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of such securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

We hereby consent to the use of our name under the headings “U.S. federal income tax considerations” and “Legal matters” in the prospectus filed with the Registration Statement. We further consent to your filing a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the heading “U.S. federal income tax considerations” set forth in the prospectus filed as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP